An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Revival AI Inc.

12,500,000 Shares of Class B Non-Voting Common Stock

Minimum purchase: 100 Shares ($100)

We are offering a minimum of 8,000,000 shares of common stock and a maximum of 12,500,000 shares of common stock on a “best efforts” basis. If $8,000,000 in subscriptions for the shares (the “Minimum Offering”) is not deposited in escrow on or before December 31, 2021 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited by December 31, 2021, the offering may continue until the earlier of March 31, 2022 (which date may be extended at our option) or the date when all shares have been sold. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

There is currently no trading market for our common stock, and none is expected to be established.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4.

	Number of Shares	Price to Public	Underwriting discount and commissions(1)	Proceeds to issuer (2)
Per share:	1	$1.00	$0.01	$0.99
Total Minimum:	8,000,000	$8,000,000	$100,000	$7,900,000
Total Maximum:	12,500,000	$12,500,000	$145,000	$12,355,000

(1)	We plan to engage Entoro Securities, LLC, which will charge as its fee 1% of the gross offering proceeds raised plus $20,000.
(2)	Does not include other expenses of the offering, including legal, accounting, costs of blue sky compliance, fees to be paid to KoreConX, and other expenses, estimated to be $373,545 and $402,570 for the minimum and maximum offering amounts, respectively. See “Plan of Distribution”.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

10940 S Parker Rd, #872, Parker, Colorado 80134

(720) 600-7121 www.revivalai.com

Preliminary Offering Circular dated November 5, 2020

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OFFERING SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this offering circular, including, but not limited to, the risk factors beginning on page 4. References to “we,” “us,” “our,” or the “company” mean Revival AI Inc.

Our Company

Revival AI Inc. (“Revival” or the “Company”) is designing artificial intelligence-driven, auto-customizing technology that enables the total customization of a single Bible. The customization includes interior features such as page layout, text font and size, translation selection, study and devotional tools, creeds, additional note pages, and genealogy. The customization also includes exterior features such as cover material and color, laser or gilding of images and custom text, as well as ribbon selection, gilding, and art gilding in a variety of colors. Further, Revival AI will be utilizing the most advanced, commercial digital printing technologies to produce high-quality, custom Bibles. Once off the press and smyth-sewn, each book block will proceed into our autonomous, 20-step, proprietary finishing solution. At the same time that the book block is being printed and finished, each cover is assembled and customized via robotic arms, lasers and ultra-sonic technology. Once the book block and cover are complete, the system assembles the Bible, wraps it in protective paper, and places it in a Revival AI or other branded box. Finally, each Bible box is then bubble-wrapped, placed into an addressed shipping box, and stacked on a pallet for shipment.

Using this patented, as well as patent-pending technology, Revival plans to print and ship custom Bibles direct to consumer and white label the technology for Christian publishers.

Originally organized as a Colorado limited liability company on January 29, 2018, the Company converted into a corporation on August 21, 2020 (the “Conversion”).

This Offering

Securities offered	Minimum of 8,000,000 shares of Class B Non-Voting common stock ($8,000,000) Maximum of 12,500,000 shares of Class B Non-Voting common stock ($12,500,000)

Common stock outstanding before the offering	31,500,000 shares of Class A Voting common stock 3,500,000 shares of Class B Non-Voting common stock

Common stock outstanding after the offering	31,500,000 shares of Class A Voting common stock 16,000,000 shares of Class B Non-Voting common stock if maximum offering is sold

Use of proceeds	The net proceeds of this offering will be used primarily to (1) purchase the land for and construct the printing and binding facility; (2) purchase the necessary equipment to commence commercial printing operations; (3) purchase pre-launch inventory of supplies for printing and shipping; (4) engage in a marketing campaign, and (5) provide working capital.

Risk factors	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this offering circular.

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RISK FACTORS

An investment in our shares involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this offering circular, before purchasing our shares in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to our Business and Industry

We have a limited operating history and have not yet generated any revenues.

Our limited operating history makes evaluating the business and future prospects difficult, and may increase the risk of your investment. Revival was formed in January 2018 initially as a limited liability company and we have not yet completed our technology that will be used to produce customized Bibles. To date, we have no revenues. We intend in the longer term to derive substantial revenues from the sales of customized Bibles. We estimate that approximately $10 million is needed to commence our proposed business. We cannot assure you that our technology platform will be developed successfully or that our proposed business will be profitable.

It is anticipated that we will likely experience an increased loss from operations prior to commencing pre-sales of custom Bibles.

For the fiscal year ended December 31, 2019, Revival generated a loss of $3,660, and for the six months ended June 30, 2020, we generated a loss of $687, bringing our accumulated deficit to $4,382. We anticipate generating losses for the current fiscal year and the next fiscal year, until we begin taking pre-sales of custom Bibles. Pre-sales of custom Bibles will -commence approximately two months prior to the grand opening of our printing and binding facility in Parker, Colorado, which is anticipated to occur within one year of successfully closing this offering. The independent auditor’s report on our financial statements includes an explanatory paragraph relating to our ability to continue as a going concern, but states, “The Company’s management…is satisfied that the Company has the resources to continue its operations for the foreseeable future.”

As a pre-revenue company, we have no revenues to date and have been dependent upon our founders to contribute capital to finance our operations. Even if we are able to successfully develop our business, there can be no assurance that we will be commercially successful. If we are to achieve profitability, we must have a successful commercial introduction and acceptance of our custom-printing business, which could potentially not occur. However, with the broad application of our customizing software and finishing technology, including fiction and non-fiction works, Revival has a plan for a diverse product offering to offset the possible rejection of Revival’s technology, as applied to the Bible.

We expect to incur a loss for the current fiscal year as we:

●	complete enhancements of our fully functional software platform;

●	complete the design of our custom Bible finishing machinery;

●	file a new provisional patent application on our proprietary finishing machinery; and

●	engage in a marketing campaign for this Regulation A offering.

Because we will incur the costs and expenses from the Regulation A offering, patent fees, as well as the software and hardware design efforts currently underway before we receive any revenues with respect thereto, our loss for the 2020 fiscal year will be significantly greater than the losses we have incurred thus far. In addition, we may find that these efforts are more expensive than we currently anticipate. However, our owners have committed to contributing capital to propel Revival’s future.

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We may not be able to obtain adequate financing to continue our operations.

Should we raise only the Minimum Offering, we would be required to alter our proposed plan of operations, which would reduce the volume of Bibles that we could produce on a daily basis. In addition, we would be required to reduce the number of varieties of custom covers and materials initially offered, since we will not have the ability to make a bulk purchase from our international suppliers. With a limited ability to fulfill orders, wait times for custom Bibles may increase, which would reduce customer satisfaction. Further, if we raise only the Minimum Offering, our marketing efforts will not be as robust and will impact the time required for market acceptance of our custom technologies. For these reasons, we are hopeful to reach the Maximum Offering.

Terms of subsequent financings may adversely impact your investment.

Revival currently plans to rely solely on the proceeds from this offering and not engage in further rounds of equity financing. If we are successful in our reaching our Maximum Offering, all future expansion of Revival would be financed through proceeds of the Company. However, we may have to engage in debt or equity financing in the future. In such case, your rights and the value of your investment in the common stock could be reduced. Interest on debt securities could increase costs and negatively impact operating results. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

We face certain challenges in our attempt to launch our autonomous, custom Bible printing business, and if we cannot continue to successfully overcome those challenges the business may be negatively impacted.

Being a technology company that is revolutionizing the way that Bibles are designed and manufactured, we face technical challenges as we fine-tune these processes. Our software is fully functional and is currently undergoing enhancements to make the functionality more robust and the user experience improved, as we wait for funding for the hardware and facility to be complete. On the hardware side, we currently have a basic design of the custom Bible finishing machinery, which includes 40 unique machines fed from a dual-printer workflow. Our engineering firm, Seifert Technologies, has begun work to take this design to a full production intent prototype. They are collaborating with local machine fabricators, such as Denver Machine Shop, as well as robotics experts, such as FANUC. At the same time, our software developers are implementing processes to integrate our software platform with the finishing machinery. As a custom printer of Bibles, we face a variety of non-technical challenges in producing custom Bibles that a traditional book printer would not encounter including additional costs of developing and producing the necessary processes associated with “book of one” printing and finishing runs. In order to be successful, we must overcome these barriers or adapt to use one or more different solutions.

Our success with using Revival’s technology as applied to the Bible is contingent upon consumers’ willingness to continue to use hard-copy Bibles.

If we cannot develop sufficient market demand for custom-printed Bibles, we will be required to pivot and focus solely on building partnerships with publishers to produce licensed and public domain works in a custom format. Factors that may influence the acceptance of custom-printed Bibles include:

●	a general movement towards a secular society and a decline in Christianity;

●	the availability of electronic Bibles (though studies have consistently shown that readers overwhelmingly prefer a physical Bible over an electronic Bible); and

●	restrictions imposed by government on the free exercise of faith.

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Our success is highly dependent on our co-founders.

William and Kristin Robinson, the unpaid co-founders of the Company, are currently solely responsible for implementation of Revival’s business plan. At the moment, these responsibilities include ensuring that the custom Bible building software and the design for the custom Bible finishing machine will both be completed and perform as designed. Upon the successful completion of the offering, the Robinsons will also be responsible for the acquisition of the land for, and construction of, the printing and binding facility, as well as the launch of a marketing campaign, although they will be working with real estate, construction and marketing experts.

As Revival’s success is highly dependent on William and Kristin Robinson’s vision being fulfilled, they have established a personal trust to ensure their plans for Revival continue to be executed in the event of their untimely deaths. This trust includes the hiring of new management for the continued success and growth of the Company. Transition in this circumstance would not be a substantial barrier, as the Robinsons have already assembled an extensive team of experts working to ensure Revival’s success, including our machine-learning experts at Model Rocket, who have a vested interest in seeing its success as part-owners. In addition, Seifert Technologies has been contracted to design the custom finishing machinery for Revival, and local machine shops will fabricate the finishing machinery. Further, the Robinsons are working collaboratively with experts from Canon, Tecnau and Smyth USA, as well as numerous leather, paper and glue suppliers.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

Revival relies and expects to continue to rely on patent protection laws to protect its proprietary rights. The Company has filed multiple patent applications in the United States and European Union for protection of certain aspects of its intellectual property, and currently holds one granted patent. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may unreasonably challenge proprietary rights held by Revival, and pending and future patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we intend to operate in the future. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. In the unlikely case that the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

Risks Related to the Investment in our Common Stock

The ownership of our common stock is concentrated among existing executive officers and directors.

Upon the sale of all of the shares offered in this offering, our executive officers and directors will continue to own beneficially, in the aggregate, a vast majority of the outstanding shares, and all of the voting power of the Company’s capital stock. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation, and approval of significant corporate transactions. As evangelical Christians, the founders of the Company have deliberately maintained majority control to ensure that the vision and direction of the Company remain faithful to the Bible. This control could have the effect of delaying or preventing a change of control of the Company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

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Investors in this offering will purchase shares without voting rights.

The shares being offered are shares of Class B Non-Voting Common Stock, and are not entitled to vote on any matters submitted to the shareholders for a vote. The co-founders of the Company own all of the issued and outstanding shares of Class A Voting Common Stock. The co-founders also comprise two of the four directors of the Company and the Company’s Bylaws provide that a majority of the board constitutes a quorum for the transaction of business at any meeting of the board of directors, but must include at least one of the co-founders. As a consequence, the co-founders exert a great deal of control over the management and operation of the Company and investors in this offering should understand that they have no right to elect a director of the Company.

Investors may experience dilution in the future if the Company issues additional units of membership interest.

The Company may, in the sole discretion of the Board of Directors, issue additional shares of capital stock in the Company to raise additional capital. Any such issuance would dilute the percentage interest of investors in our Company, including investors in this Offering.

Investors in this offering will experience immediate and substantial dilution.

Due to our accumulated deficit and the offering price of the shares, investors in this offering will suffer immediate and substantial dilution of $0.74 per share or approximately 74.4% of the offering price of the shares if the maximum offering is sold or $0.82 per share or approximately 82.0% of the offering price if only the minimum offering is sold. Further, if all of the shares offered hereby are sold, investors in this offering will own less than 27% of the then outstanding shares of common stock, but will have paid over 97% of the total consideration for our outstanding shares. See “Dilution.”

There currently is no public trading market for our securities and there are no plans to establish a trading market for the shares.

There is currently no public trading market for our common stock, and there are no plans to establish a trading market for the shares. Accordingly, investors in this offering may never recover their investment in the shares through the resale of their shares. However, if the Company should attain sufficient profitability, management intends to declare the payment of dividends.

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DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Our net tangible book value as of June 30, 2020, after giving effect to the Conversion and additional capital contribution of $210,100 subsequent to June 30, 2020, was $210,209, or $0.006 per share of outstanding common stock. Without giving effect to any changes in the net tangible book value after June 30, 2020, other than the Conversion, additional capital contribution, and sale of 12,500,000 shares in this offering at the initial public offering price of $1.00 per share, our pro forma net tangible book value as of June 30, 2020 was $12,162,639 or $0.256 per share of outstanding capital stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards. This represents an immediate increase of $0.250 per share of capital stock to existing shareholders and an immediate dilution of $0.744 per share of common stock to the new investors, or approximately 74.4% of the assumed initial public offering price of $1.00 per share. The following table illustrates this per share dilution:

	Minimum Offering		Maximum Offering
Initial price to public		$1.00		$1.00
Net tangible book value as of June 30, 2020*	$0.006		$0.006
Increase in net tangible book value per share attributable to new investors	0.250		0.174
As adjusted net tangible book value per share after this offering		0.256		0.820
Dilution in net tangible book value per share to new investors		$0.744		$0.180

*Gives effect to the Conversion and the additional capital contribution of $210,100 by the co-founders of the Company subsequent to June 30, 2020.

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, on both a minimum and maximum offering basis:

Minimum Offering:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	35,000,000	80.5%	$283,637	3.6%	$0.01
New investors	8,000,000	18.5%	7,526,455	96.4%	$0.94
Total	43,000,000	100.0%	$7,799,992	100.0%	$0.18

Maximum Offering:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	35,000,000	73.7%	$283,637	2.3%	$0.01
New investors	12,500,000	26.3%	11,952,430	97.7%	$0.96
Total	47,500,000	100.0%	$12,225,967	100.0%	$0.26

The amounts shown in the two tables above reflect the Conversion and the additional capital contribution of $210,100 by the co-founders of the Company subsequent to June 30, 2020.

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USE OF PROCEEDS

We estimate that, at a per share price of $1.00, the net proceeds from the sale of the 12,500,000 shares in this offering will be approximately $11,952,430, after deducting the estimated offering expenses of approximately $547,570. If only the minimum number of 8,000,000 shares is sold, the net proceeds will be approximately $7,526,455 after deducting estimated offering expenses of $473,545.

The net proceeds of this offering will be used primarily to (1) purchase the land for and construct the printing and binding facility; (2) purchase the necessary equipment to commence commercial printing operations; (3) purchase pre-launch inventory of supplies for printing and shipping; (4) engage in a marketing campaign, and (5) provide working capital.

Accordingly, we expect to use the net proceeds as follows:

	Minimum Offering		Maximum Offering
	Amount	Percentage	Amount	Percentage
Purchase of land for printing and binding facility (1)	$700,000	9.3%	$700,000	5.9%
Construction of printing and binding facility (2)	1,200,000	15.9%	2,000,000	16.7%
Purchase of commercial digital printer (3)	2,075,000	27.6%	4,150,000	34.7%
Purchase of paper un-winder, cutter and smyth sewer (4)	464,100	6.2%	928,200	7.8%
Purchase of custom finishing, cover-making and boxing machinery (5)	2,000,000	26.6%	2,000,000	16.7%
Pre-launch inventory of materials for printing and shipping (6)	500,000	6.6%	850,000	7.1%
Marketing campaign for business launch	500,000	6.6%	1,000,000	8.4%
Software enhancements	50,000	0.7%	200,000	1.7%
Working capital (7)	37,355	0.5%	124,230	1.0%
TOTAL	$7,526,455	100.00%	$11,972,430	100.0%

(1)	The location for a two-acre property in Parker, Colorado, has been identified, but a purchase contract for the property has not yet been executed.
(2)	The Company proposes to construct a commercial steel building using Morton Buildings. If only the Minimum Offering is sold, the Company proposes to construct a building of approximately 12,000 square feet. If the Maximum Offering is sold, the building will be approximately 20,000 square feet.
(3)	The Company proposes to purchase one or two Canon ProStream 1800 digital printer(s).
(4)	The Company proposes to purchase one or two Tecnau unwinder(s) and buckle folder(s), as well as one or two Smyth Digital 14H machine(s).
(5)	Estimated cost of fabrication, robots, engineering services and software implementation.
(6)	Proposed inventory consists of paper, leather, binding materials and shipping supplies.
(7)	A portion of working capital may be used for officers’ salaries.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

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BUSINESS

Corporate Background and General Overview

Revival AI Inc. (“Revival” or the “Company”) is a cutting-edge, technology company that has redefined the future of Bible design and manufacturing. Utilizing artificial intelligence, machine-learning, and advanced robotics, Revival’s technology allows for the total customization and production of a single Bible. Features such as page layout, text font and size, translation selection, study and devotional tools, creeds, cover material and even unique laser or gilded cover designs can all be customized on the fly. Using this patented technology, Revival plans to print and ship custom Bibles worldwide.

The co-founders, William John Robinson and Kristin Nichol Robinson, first developed the concept in 2015 and filed an application for a patent (“Methods and systems for on-demand publishing of religious works”) on March 25, 2015 through their company, Narrow Gate Publishing LLC (application number 15/129,637). U.S. patent number 10,048,902 was issued on September 27, 2016.

With advances in machine learning and artificial intelligence in recent years, and the integration of said technology in the custom Bible builder, the Robinsons formed Revival AI LLC, a Colorado limited liability company, in January 2018 and transferred the patent to Revival AI LLC in 2018. The Company converted into a Colorado corporation on August 21, 2020 (the “Conversion”) to facilitate this offering.

A provisional patent application was filed on October 19, 2020, relating to the finishing machinery that will be used in the custom book process (“Book production system and method”).

Custom-printed Bibles

The Company has developed proprietary software and hardware that will enable customers to design and order a Bible customized to their specifications, as opposed to purchasing a Bible that has been pre-designed and mass-printed, as is currently the practice. The Company plans to construct an office/printing/finishing/shipping facility in the Denver-metropolitan area that will allow the printing, binding, and finishing of custom Bibles and books.

Interior customization options include:

●	Bible translation choice (including parallel options);
●	study or devotional notes;
●	type/size of font of numerous categories (title, header, sub-header, text, study notes, etc.);
●	format, such as single column or double column;
●	maps and artwork;
●	cross-references;
●	words of Christ in red; and
●	supplemental materials, such as prayers and creeds.

Exterior customization options include:

●	color and material of cover and liner;
●	color and number of ribbon markers;
●	customized, lasered text and images;
●	customized, gilded text and images;
●	page edge gilding type and color; and
●	art gilding.

The custom Bible building software as a minimally viable product is complete and is currently in phase 2 development by Model Rocket LLC. This phase of upgrades includes several product enhancements and is scheduled to be completed by March 31, 2021.

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The custom Bible finishing machine, which would allow the Bibles to be printed and bound in a fully-automated method, has completed the first phase of design by Seifert Technologies. As of October 21, 2020, the project is currently in phase 2 of development, which includes several enhancements. It is scheduled to be completed by November 30, 2020.

The Company also plans to use its software and machinery to print other books such as the 1911 Encyclopedia Brittanica, as well as other rare and collectible books that are no longer in print. It may also white label the technology to select publishing houses. This would allow third-party partners to custom-print and bind their works in a desirable gilded and Smyth-Sewn1 manner with a variety of cover options that are completely customizable.

The Market

We plan to sell initially direct to consumer worldwide via the Company’s website (www.revivalai.com), and use professional advertising agencies to direct strategic market campaigns.

We also intend to engage in white labeling and licensing our software to Christian publishers, which will allow them to easily integrate their translations and content for direct to consumer sales. We will be offering attractive licensing options for these publishing houses, thereby enabling them to advertise their materials and have their customers purchase through their websites. Revival AI would fulfill and ship each custom, white-labeled order.

In addition, our software and hardware technologies have applications in publishing outside of the Bible that Revival will pursue.

Intellectual Property

Patents. The Company owns U.S. patent number 10,048,902, issued on September 27, 2016, for “Methods and systems for on-demand publishing of religious works.” It also has a pending patent application in Europe. On October 19, 2020, we filed a provisional patent application for our printing/finishing/binding machinery. As advancements are made in Revival’s custom Bible technology, additional patent applications will be filed to protect the Company’s intellectual property.

Licensing. Revival has both public domain and licensed content available through the custom Bible builder. The Company has a license agreement established with Tolle Lege Press for use of the “1599 Geneva Bible (GNV)” translation and derivative content, as well as with Iglesia Bautista Bíblica de la Gracia for use of the “La Valera 1602 Purificada” translation. The King James Bible is in the public domain worldwide, except for in the United Kingdom. Rights to The Authorized Version of the Bible (King James Bible) in the United Kingdom are vested in the Crown and administered by the Crown’s patentee, Cambridge University Press. Cambridge University Press has assured Revival permission upon paying a 3-year fee of 650GBP and signing a contract, which will be executed when the license is needed just prior to pre-sales.

Competition

There are no direct competitors in the custom Bible market, as Revival’s technology is patented. We believe that the only way for a competitor to enter the custom Bible market is through a licensing or white label agreement with us, or by developing its own proprietary technology. In the Bible industry as a whole, we are competing for Bible sales with other Christian publishers. That said, once Christian publishers understand Revival’s technology, we are optimistic that they will embrace our custom Bible model – as it results in lower overhead, higher profits, fully satisfied customers, and is a “green” approach to publishing, since every Bible produced already has an owner.

1 Smyth Sewn binding is a technique that involves sewing the pages into the book physically with binding thread. Once sewn in, fabric backing and various adhesives reinforce the pages, ensuring a lasting hold. This technique is popular with books of all types because they lay completely flat and can endure years of wear and tear.

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Employees

The Company’s co-founders, William and Kristin Robinson, are the only two employees and are not paid for their services.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Property

The Company is operated remotely and uses 10940 S Parker Road, #872, Parker, Colorado 80134, as its mailing address, which is leased on a month-to-month basis for $12 per month.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Since our organization in January 2018, we have been engaged primarily in developing the software platform that will enable us to print customized Bibles. Our planned principal operations have not yet commenced. We completed the development of our basic custom Bible interface. The second phase of development, which includes complex exterior customization features and significant interior enhancement is scheduled for completion in March 2021. We have also completed the phase one design of our custom binding machine and are on phase two developments.

Cash investment has totaled $283,637 from incorporation through September 30, 2020. Our co-founders intend to invest another $200,000 in November of 2020 towards marketing the Regulation A offering.

Operating Results

We have not yet generated any revenues and do not anticipate doing so until 2021 at the earliest.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Operating expenses for the 2019 fiscal year ($3,660) increased significantly over the 2018 fiscal year ($35), reflecting our increased activity. Most of the expenses were incurred for legal and professional services, as we established licensing agreements with Tolle Lege Press and Iglesia Bautista Bíblica de la Gracia for their Bible translations.

As a result, our net loss for the 2019 fiscal year was $3,660, as compared to $35 for the 2018 fiscal year. Our accumulated deficit was $3,695 at December 31, 2019.

Six Months Ended June 30, 2020. Operating expenses for the six months ended June 30, 2020 were $687, incurred primarily for obtaining public domain materials for incorporation in the custom Bible interface.

As a result, our net loss for the six months ended June 30, 2020 was $687, and our accumulated deficit was $4,382 at June 30, 2020.

Liquidity and Capital Resources

December 31, 2019. As of December 31, 2019, we had cash and working capital of $39,634, as compared to cash and working capital of $65 at December 31, 2018. The increase in cash and working capital was due primarily to additional investments made by our co-founders of $68,704 in 2019.

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June 30, 2020. As of June 30, 2020, we had cash and working capital of $109. In September 2020, our co-founders contributed an additional $200,000 in capital and anticipate contributing another $200,000 in capital in November 2020.

Plan of Operations

Following commencement of the offering, Revival will focus on advertising this offering A offering through conservative channels such as Blaze Media and Fox Corporation. At the same time, the Company will continue to finalize work on the custom Bible software interface, as well as finalizing development of the custom Bible finishing machinery.

Upon successful completion of the offering, Revival will have sufficient cash to implement the plan of operations. The identified two-acre property in Parker, Colorado, will be purchased and construction will begin by Morton Buildings, Inc. as soon as possible. Concurrently, contracts will be established with Canon, Tecnau and Smyth USA. The estimated time for delivery and machinery installation is six months. In addition, local machine fabricators, such as Denver Machine Company, will begin fabricating the components of the custom finishing machinery, and the robots will be purchased from FANUC. Engineers from Seifert Technologies will work with local fabricators to implement the hardware and software required for custom Bible finishing in a “book of one” method. Approximately 30-60 days prior to launch, custom Bibles will be pre-sold on the revivalai.com website. The facility will have the capability to produce approximately 4,000 custom Bibles per day, depending on the page count of each Bible.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees, and their ages as of October 31, 2020, are as follows:

Name	Position	Age	Term of Office
Executive Officers:
William John Robinson III	Chief Visionary Officer	41	January 2018
Kristin Nichol Robinson	Chief Executive Officer	40	January 2018

Directors:
William John Robinson III	Director	41	January 2018
Kristin Nichol Robinson	Director	41	January 2018
Rob Rodriguez	Director	42	August 2020
Jon Thies	Director	48	August 2020

All of our executive officers work full-time for us. Revival’s co-founders, William and Kristin Robinson, are husband and wife. Besides our founders, there are no family relationships between any other director or executive officer. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

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Executive Officers

William John Robinson III, Chief Visionary Officer and Director. Mr. Robinson has worked full-time since 2014 to develop the concept, business strategy, and corporate vision for the Company. From January 2014 to January 2018, he served as the chief executive officer of Narrow Gate Publishing, LLC, the entity that submitted and obtained the patent for the customization of religious works. Revival AI LLC was formed in January 2018, and the work continued under Revival AI. He has been the chief visionary officer of the Company since its inception in January 2018. Mr. Robinson has also served as the chief technology officer of the Robinsons’ faith-based marital products business, Honoring Intimates, since its founding in October 2017. Mr. Robinson has also served as the president of the translation ministry, Reformation Bible Society, since its founding in June 2020. He received a Bachelor of Science degree in criminology and criminal justice from Portland State University, and a Master of Arts degree in theological studies and Master of Divinity degree from Liberty Baptist Theological Seminary. Mr. Robinson is also a U.S. Army combat veteran of the U.S. Army Chaplaincy and a police academy graduate.

Kristin Nichol Robinson, Chief Executive Officer and Director. From January 2014 to January 2018, Ms. Robinson served as the chief operations officer of Narrow Gate Publishing, LLC, and has been the chief executive officer of the Company since its inception in January 2018. In addition, she has worked in technical sales in the field of drug discovery software as an associate director with Schrodinger, Inc. since January of 2008. Prior to working at Schrodinger, Ms. Robinson worked in technical sales as an Account Manager for Wavefunction, from October 2005 to January 2008. From September 2002 to October 2005, Ms. Robinson worked as inside sales representative and office manager at the CAChe Group, Fujitsu. Ms. Robinson has also served as the chief executive officer of the Robinsons’ faith-based marital products business, Honoring Intimates, since its founding in October 2017. Ms. Robinson has also served as the vice president of the translation ministry, Reformation Bible Society, since its founding in June 2020. Ms. Robinson received a Bachelor of Science degree in chemistry from the University of Utah.

Directors

Rob Rodriguez, Director and vCTO. Mr. Rodriguez has been a vCTO for the Company since October of 2019 and a director of the Company since August 2020. He has also been the co-founder of Model Rocket, LLC, a private company that offers turn-key hardware and software development and project management services, since April 2015. From August 2016 to June 2018, he was the chief product officer for TerraSense, where he was responsible for the design and architecture of hardware products and software solutions. He was the chief architect at QWASI Technology & Innovation Labs from August 2006 to August 2016, where he was responsible for core product architecture. Mr. Rodriguez received a bachelor’s degree in counseling psychology from William Jessup University and also studied computer science and engineering at University of California, Davis. He also received a master’s degree in pastoral counseling/marriage and family counseling from Liberty University.

Jon Thies, Director and vCTO. Mr. Thies has been a vCTO for the Company since October of 2019 and a director of the Company since August 2020. He has also been the co-founder and chief technology officer of Model Rocket, LLC since September 2016. From January 2011 to September 2016, he was employed by QWASI Technology & Innovation Labs as the chief technology officer. He was the lead architect with Citrix Systems from December 2004 to June 2011. Citrix had acquired Net6, a company that he co-founded in November 2000 and worked with through the date of acquisition. Mr. Thies received a Bachelor of Science degree in computer science/engineering from Taylor University in 1994 and a Master of Science degree in computer science/engineering from the University of Pennsylvania in 1999.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

No compensation has been paid to officers or directors of the Company since its inception in January 2018.

Compensation of Directors

At this time, we do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans.

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Future Compensation

Compensation may be paid to our officers and directors once sufficient revenues support compensation.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our Class A Voting Common Stock, our only voting securities, as of October 31, 2020 by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our common stock, and (ii) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Name and address of beneficial owner (1)	Amount of nature of beneficial ownership (2)	Amount and nature of beneficial ownership acquirable	Percent of class(3)
Kristin Robinson	15,750,000	0	50.0%
William John Robinson III	15,750,000	0	50.0%
Rob Rodriguez	0	0	—
Jon Thies	0	0	—
All directors and officers as a group (4 persons)	31,500,000 (4)	0	100.0%

*less than 1%

(1)	The address of those listed is c/o Revival AI Inc., 10940 S Parker Rd, #872, Parker, Colorado 80134.

(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.

(3)	Based on 31,500,000 shares of Class A Voting Common Stock outstanding prior to this offering.

The Company is offering Class B Non-Voting Common Stock in this offering. Model Rocket, LLC, a company owned and controlled by Rob Rodriguez and Jon Thies, owns the 3,500,000 shares of Class B Non-Voting Common Stock currently outstanding.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Narrow Gate Publishing, LLC and Ownership of Co-Founders

The patent titled “Methods and systems for on-demand publishing of religious works” was originally issued to Narrow Gate Publishing, LLC, an entity owned by the co-founders of the Company. The patent was transferred to the Company in June 2018 in consideration for the co-founders’ ownership in the Company, and all legal expenses related to the transfer and registration of the patent in the amount of $4,046 were capitalized to intangible assets of the Company.

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Additional Capital Contributions

William and Kristin Robinson have contributed capital to the Company as follows:

$100; June 27, 2018

$2,150; November 12, 2019

$1,000; November 23, 2019

$2,150; November 26, 2019

$13,350; December 13, 2019

$45,375; December 24, 2019

$500; February 18, 2020

$100; February 19, 2020

$100; May 4, 2020

$10,000; July 17, 2020

$100; August 20, 2020

$200,000; September 2, 2020

Model Rocket, LLC

On October 28, 2019, the Company entered into an agreement with Model Rocket LLC to develop the software platform designed to provide print-ready Bibles using an artificial intelligence-driven engine that will allow users to design and format the Bible. Model Rocket agreed to provide the labor and development services at a reduced cost, estimated at 25% of the project, and to cap the cost of such services at $65,000. In return, the Company agreed to transfer 10% ownership of the Company contingent upon completion of the services by March 31, 2020.

On August 13, 2020, the Company and Model Rocket entered into an amendment to the agreement which extended the completion date to March 31, 2021 and called for the issuance of the ownership interest upon execution of the amendment. The ownership interest, which is evidenced by 3,500,000 shares of Class B Non-Voting Common Stock, shall revert back to the Company if the services are not completed by March 31, 2021.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

SECURITIES BEING OFFERED

Our authorized capital stock consists of 40,000,000 shares of Class A Voting common stock, 25,000,000 shares of Class B Non-Voting common stock, and 10,000,000 shares of preferred stock. As of the date of this Offering Circular, we had 31,500,000 shares of Class A Voting common stock, 3,500,000 shares of Class B Non-Voting common stock, and no shares of preferred stock outstanding.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

Common Stock

Voting Rights. The holders of the Class A Voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of the Class B Non-Voting common stock do not have any voting rights, except as otherwise required by the Colorado Business Corporation Act.

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Dividends. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the shareholders. The payment of dividends on the common stock will be a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors that our board of directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.

Absence of Other Rights or Assessments. Holders of common stock have no preferential, preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to the common stock. When issued in accordance with our articles of incorporation and applicable law, shares of our common stock are fully paid and not liable to further calls or assessment by us.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would likely have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law.

Certain Anti-takeover Effects

All of the shares of Class A Voting common stock are held by the co-founders of the Company. Accordingly, this may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The co-founders also comprise two of the four members of the Company’s Board of Directors. The co-founders thus have the power to take virtually any action affecting the Company.

Transfer Agent and Registrar

KoreTransfer Integral Transfer Agency, 635 16th Street, Niagara Falls, New York 14301 is the transfer agent and registrar for our Class B Non-Voting common stock.

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PLAN OF DISTRIBUTION

We are offering a minimum of 8,000,000 shares of Class B Non-Voting common stock and a maximum of 12,500,000 shares of Class B Non-Voting common stock on a “best efforts” basis. If $8,000,000 in subscriptions for the shares (the “Minimum Offering”) is not deposited in escrow on or before December 31, 2021 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited by December 31, 2021, the offering may continue until the earlier of March 31, 2022 (which date may be extended at our option) or the date when all shares have been sold.

We plan to engage Entoro Securities, LLC, which will charge as its fee 1% of the gross offering proceeds raised plus a $20,000 retainer. Entoro will post our offering on its OfferBoard, review subscription agreements for completeness, and also perform know-your-customer and anti-money laundering checks on the subscribers. We will also use our existing website, www.revivalai.com, to provide notification of the offering. Persons who desire information will be directed to Revival’s website hosted through www.koreconx.com, a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in equity crowdfunding efforts. We will pay KoreConX approximately $0.63 per investor in cash

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the www.revivalai.com website.

Entoro’s OfferBoard and the www.revivalai.com website will be the exclusive means by which prospective investors may subscribe in this offering.

If the minimum contingency for this offering is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The investment limitation does not apply to accredited investors, as that term is defined in Regulation D Rule 501 under the Securities Act of 1933. An individual is an accredited investor if he/she meets one of the following criteria:

●	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth; or

●	a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year.

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An entity other than a natural person is an accredited investor if it falls within any one of the following categories:

●	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

●	a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

●	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under Regulation D; or

●	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, and registered investment companies.

We have agreed to pay KoreConX a monthly fee of $950 for escrow account set up, transfer agent services, and ongoing use of their shareholder management platform.

Revival employees are assisting with preparing the materials sent via email to persons who have submitted non-binding indications of interest. They also work with KoreConX in developing the programming to be used for the actual investment process. They do not have direct telephone, email exchanges or other contact with persons interested in purchasing the offered securities, except to gather additional information or clarification from persons who have subscribed to purchase securities on the www.revivalai.com website.

19

FINANCIAL STATEMENTS

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GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT	181 E Houston Street #4e, New York, NY 10002 (212) 641-0673 www.dimovtax.com

INDEPENDENT AUDITORS’ REPORT

To the owners and management of Revival AI LLC:

Report on the Financial Statements

We have audited the accompanying financial statements of Revival AI LLC, which comprise the balance sheet as of December 31, 2018, 2019 and June 30, 2020, and the related statement of operations, changes in owners’ equity, and cash flows for the years ended December 31, 2018 and 2019 and for 6 months ended June 30, 2020 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revival AI LLC as of as of December 31, 2018, 2019 and June 30, 2020, and the related statement of operations, changes in owners’ equity, and cash flows for the years ended December 31, 2018 and 2019 and for 6 months ended June 30, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ George Dimov

George Dimov CPA
Partner
September 28, 2020
New York, NY

F-1

REVIVAL AI LLC

BALANCE SHEET

AS OF DECEMBER 31, 2018, DECEMBER 31, 2019 AND JUNE 30, 2020

(in US Dollars)

	December 31, 2018	December 31, 2019	June 30, 2020
ASSETS

Current assets
Bank	65	39,634	109
Total current assets	65	39,634	109

Long-term assets
Intangible assets	4,046	29,521	69,046
Total long-term assets	4,046	29,521	69,046

TOTAL ASSETS	4,111	69,155	69,155

TOTAL LIABILITIES AND EQUITY

Equity
Owners’ investments	4,146	72,850	73,537
Accumulated deficit	(35)	(3,695)	(4,382)
Total Equity	4,111	69,155	69,155

TOTAL LIABILITIES AND EQUITY	4,111	69,155	69,155

The notes on pages F-6 to F-11 form an integral part of the financial statements.

The independent auditors’ report is on page F-1.

F-2

REVIVAL AI LLC

STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019,

AND FOR 6 MONTHS ENDED JUNE 30, 2020

(in US Dollars)

	Year ended December 31, 2018	Year ended December 31, 2019	6 months ended June 30, 2020

Revenue	-	-	-

Expenses
Legal and professional services	(25)	(3,352)	(508)
Other expenses	(10)	(308)	(179)
Total expenses	(35)	(3,660)	(687)

Net loss before tax	(35)	(3,660)	(687)

Income tax expenses	-	-	-

Net loss for the period	(35)	(3,660)	(687)

The notes on pages F-6 to F-11 form an integral part of the financial statements.

The independent auditors’ report is on page F-1.

F-3

REVIVAL AI LLC

STATEMENT OF CHANGES IN OWNERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019,

AND FOR 6 MONTHS ENDED JUNE 30, 2020

(in US Dollars)

	Owners’ investments	Accumulated deficit	Total equity

As of January 1, 2018	-	-	-

Increase in owners’ investments	4,146	-	4,146
Net loss for the year	-	(35)	(35)

As of December 31, 2018	4,146	(35)	4,111

Increase in owners’ investments	68,704	-	68,704
Net loss for the year	-	(3,660)	(3,660)

As of December 31, 2019	72,850	(3,695)	69,155

Increase in owners’ investments	687	-	687
Net loss for the period	-	(687)	(687)

As of June 30, 2020	73,537	(4,382)	69,155

The notes on pages F-6 to F-11 form an integral part of the financial statements.

The independent auditors’ report is on page F-1.

F-4

REVIVAL AI LLC

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019,

AND FOR 6 MONTHS ENDED JUNE 30, 2020

(in US Dollars)

	Year ended December 31, 2018	Year ended December 31, 2019	6 months ended June 30, 2020
CASH FLOW FROM OPERATING ACTIVITIES

Net loss for the period	(35)	(3,660)	(687)

Net cash flows from investing activities	(35)	(3,660)	(687)

CASH FLOW FROM INVESTING ACTIVITIES

Additions to intangible assets	(4,046)	(25,475)	(39,525)

Net cash flows from investing activities	(4,046)	(25,475)	(39,525)

CASH FLOW FROM FINANCING ACTIVITIES

Increase in owner’s investments	4,146	68,704	687

Net cash flows from investing activities	4,146	68,704	687

Net cash flow for the period	65	39,569	(39,525)

CASH AND CASH EQUIVALENTS at the beginning of the period	-	65	39,634

CASH AND CASH EQUIVALENTS at the beginning of the period	65	39,634	109

The notes on pages F-6 to F-11 form an integral part of the financial statements.

The independent auditors’ report is on page F-1.

F-5

REVIVAL AI LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019,

AND FOR 6 MONTHS ENDED JUNE 30, 2020

(in US Dollars)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

Revival AI LLC (“the Company”), a Colorado limited liability company, was established on January 29, 2018. The Company is developing a technology to provide print-ready Bibles through an artificial intelligence-driven, auto-customizing platform that enables user adjusted Bible design and formatting. Estimated date of completion of the platform is March 31, 2021.

Ownership of the company is presented as follows:

Name	Position	Ownership share

Kristin Robinson	Company manager	50%
William J. Robinson III	Company manager	50%

		100%

On August 14, 2020, the owners of the Company agreed to convert the entity from a limited liability company into a corporation under the laws of the State of Colorado and change the name to “Revival AI Inc.”. The statement of conversion was filed with the Colorado Secretary of State on August 21, 2020. As of the date of the approval of these financial statements, the conversion process is still in process.

The new structure of shareholders under a conversion plan is described in Note 4 “Subsequent Events”.

The financial statements were authorized for issue by the management of the Company on September 28, 2020.

Statement of compliance

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements are presented in US Dollars, unless otherwise indicated. These financial statements have been prepared under the historical cost convention.

Use of estimates and assumptions

The preparation of financial statements conforms to accounting principles generally accepted in the United States of America (“US GAAP”). Those principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty in making those estimates, actual results reported in future periods could differ from such estimates.

F-6

Going concern

The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations and to obtain additional capital financing from its owners and/or third parties.

The Company’s management has made an assessment of the Company’s ability to continue as a going concern and is satisfied that the Company has the resources to continue its operations for the foreseeable future.

On September 4, 2020, the owners of the Company have invested additional $200,000 into the equity of the entity in the form of a cash deposit to finance its operations (see Note 4 “Subsequent Events”).

Expenses recognition

Expenses are accounted for at the time the actual flow of the related goods or services occur, regardless of when cash or their equivalent are paid, and are reported in the financial statements in the period to which they relate.

Advertising Costs

Advertising costs are expensed as incurred and included in administrative expenses.

Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Intangible assets

An intangible asset is an identifiable non-monetary asset without physical substance. It is identifiable when it is separable, i.e. is capable of being separated or divided from the Group, or when it arises from contractual or other legal rights.

Intangible assets acquired or developed internally are initially measured at cost. The cost of an acquired intangible asset comprises its purchase price, import duties, and non-refundable purchase taxes, after deducting trade discounts and rebates, and any directly attributable cost of preparing the asset for its intended use. Subsequent expenditure on intangible assets is capitalized only if it is probable that it will increase the future economic benefits associated with the specific asset. Other expenditure is recognized in profit or loss as incurred.

After initial recognition, intangible assets are measured at cost less accumulated amortization and impairment losses, if any. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any.

F-7

Research and Development costs

Research costs are recognized in profit or loss in the period in which they are incurred.

Development costs comprise employee expenses, the cost of materials and services directly attributable to the projects, and an appropriate share of directly attributable fixed costs including, and where applicable, borrowing costs. The intangible assets are amortized as from the moment they are available for use, i.e. when they are in the location and condition necessary for them to be capable of operating in the manner intended by management. Development costs which do not satisfy the above conditions are recognized in profit or loss as incurred.

Impairment of intangible assets

On each balance sheet date, the Company reviews the carrying amounts of its intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is impossible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. Impairment losses are recognized as expenses immediately.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Fair value measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

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Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities, approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short.

New accounting pronouncements

a) ASU 2016-02, Leases (Topic 842)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use assets and lease liability, initially measured at present value of the lease payments, on its balance sheet for leases with terms longer than 12 months and classified as either financing or operating leases.

The new standard is effective for the Company starting from January 1, 2020. For 6 months ended June 30, 2020 the Company did not have any lease expenses.

2.	INTANGIBLE ASSETS

As of December 31, 2018, 2019 and June 30, 2020, intangible assets consisted of the following:

	December 31, 2018	December 31, 2019	June 30, 2020

Software under development	-	25,475	65,000
Patent	4,046	4,046	4,046

	4,046	29,521	69,046

Software under development

Software development expenses consist of expenses incurred by the Company during the development of a platform designed to provide print-ready Bibles using artificial intelligence-driven engine that will allow users to design and format the Bible. Development of the platform is performed by Model Rocket LLC, a Nevada limited liability Company.

On October 28, 2019 the Company entered into an agreement with Model Rocket LLC. As per the agreement Model Rocket LLC agreed to provide the labor and development services at a reduced cost, estimated at 25% of the project. Furthermore, both parties agreed that total amount of payments by Revival AI LLC would not exceed $65,000. All expenses above this amount will be covered by Model Rocket LLC until final delivery of the platform.

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In return for this, Revival AI LLC agreed to transfer 10% of ownership of the Company to Model Rocket LLC contingent on completion of the final product. 10% ownership will be represented by shares of Class B non-voting common stock of Revival AI LLC after the conversion of the company from a limited liability company to a corporation.

Patent

The Company owns a patent titled “Methods and systems for on-demand publishing of religious works”. The patent application was filed on September 16, 2016 and was given U.S. Application No. 15/129,637. This patent was transferred to the Company from Narrow Gate Publishing LLC, an entity owned by the founders of Revival AI LLC, in June 2018. All legal expenses related to the transfer and registration of the patent in the amount $4,046 were capitalized to intangible assets of the Company. Depreciation of the patent will start after the completion of the platform.

Using the patented, custom Bible interface, readers will be able to choose a translation, paragraph or line-by-line layout, double or single column, interlinear format, text font and size, study notes, cross-references, devotional tools, creeds, additional note pages, and add a personalized blessing.

3.	COMMITMENT AND CONTINGENCIES

Capital expenditure commitments

As of June 30, 2020 the Company had no capital expenditure commitments.

Lease commitments

As of June 30, 2020 the Company had no lease commitments.

Legal issues

From time to time, the Company may be subject to routine litigation, claims, or disputes in the ordinary course of business. Management is not aware of any pending or threatened claims, actions or proceedings against the Company, and cannot predict the outcome of any potential future litigation or environmental claim with certainty.

4.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is September 28, 2020.

Transformation from LLC to Corporation

On August 14, 2020, the owners of the Company agreed to convert the entity from a limited liability company into a corporation under the laws of the State of Colorado and change the name to “Revival AI Inc.”. The statement of conversion was filed with the Colorado Secretary of State on August 21, 2020.

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Under a conversion plan, the new structure of shareholders will be as follows:

Stockholder name	Class A – voting common shares	Class B – non-non-voting common shares	Total stocks owned	Ownership share

William John Robinson III	15,750,000	-	15,750,000	45%
Kristin Robinson	15,750,000	-	15,750,000	45%
Model Rocket LLC	-	3,500,000	3,500,000	10%

	31,500,000	3,500,000	35,000,000	100%

As of the date of the approval of these financial statements, the conversion process is still in process.

Additional investments by owners

On September 4, 2020, the owners of the Company have invested additional $200,000 into the equity of the entity in the form of a cash deposit to finance its operations.

Other events

All subsequent events requiring recognition as of December 31, 2019 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events”.

5.	APPROVAL OF FINANCIAL STATEMENTS

Financial statements have been approved by management of the Company and authorized for issue on September 28, 2020.

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PART III

Item 16. Index to Exhibits

Item 17 Number	Exhibit
1.1	Agreement with Entoro Securities, LLC dated November 4, 2020
2.1	Articles of Incorporation
2.2	Bylaws
4.1	Form of Subscription Agreement*
6.1	Services and Membership Purchase Agreement: Model Rocket
6.2	First Amendment to Services and Membership Purchase Agreement
7.1	Plan of Conversion
8.1	Form of Escrow Agreement*
11.1	Consent of George Dimov CPA
12.1	Opinion of Doida Law Group LLC*
13.1	Testing the waters materials

*	To be filed by amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parker, State of Colorado, on November 5, 2020.

REVIVAL AI INC.

By:	/s/ Kristin Robinson
Kristin Robinson, CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kristin Robinson	CEO and Director (Principal Executive, Financial and Accounting Officer)	November 5, 2020
Kristin Robinson

/s/ William J. Robinson III	Chief Visionary Officer and Director
William J. Robinson III		November 5, 2020

/s/ Rob Rodriguez	Director	November 5, 2020
Rob Rodriguez

/s/ Jon Thies	Director	November 5, 2020
Jon Thies

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